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Exhibit 3.1.1

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
of
PINNACLE AIRLINES CORP.

        PINNACLE AIRLINES CORP., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY THAT:

        1.     The name of the corporation is Pinnacle Airlines Corp.

        2.     The original Certificate of Incorporation of the corporation was filed with the Delaware Secretary of State on January 10, 2002 under the name Superior I, Corp. and was amended and restated effective January 15, 2003.

        3.     The Board of Directors of the corporation has, by unanimous written consent, adopted a resolution proposing and declaring advisable the filing with Secretary of State of Delaware this Second Amended and Restated Certificate of Incorporation.

        4.     The stockholders of the corporation holding the necessary number of shares of each class and series of voting stock as required by the General Corporation Law of the State of Delaware ("DGCL"), by special meeting, have approved further amendments to and the restatement of the Certificate of Incorporation, as previously amended and restated.

        5.     This Second Amended and Restated Certificate of Incorporation was duly adopted by the corporation's directors and stockholders in accordance with the applicable provisions of Sections 103, 211, 242 and 245 of the DGCL.

        6.     The text of the Certificate of Incorporation, and all previously filed amendments thereto, is hereby amended and restated in its entirety to read as set forth in Exhibit A hereto.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, PINNACLE AIRLINES CORP. has caused this certificate to be signed by its duly authorized officer this 17th day of November, 2003.

PINNACLE AIRLINES CORP.
By:	/s/ CURTIS E. SAWYER
	Name:	Curtis E. Sawyer
	Title:	Vice President and Chief Financial Officer

EXHIBIT A

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
of
PINNACLE AIRLINES CORP.

        FIRST:    The name of the corporation is Pinnacle Airlines Corp.

        SECOND:    The registered office and registered agent of the Corporation is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

        THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

        FOURTH:    (1) Upon the Second Amended and Restated Certificate of Incorporation becoming effective (the "Effective Time"), each issued share of par value of $0.01 (the "Pre-Split Common Stock") shall automatically, without further action on the part of the Corporation or any holder of such Pre-Split Common Stock, be reclassified as and shall become 1.45947067 new validly issued, fully paid and nonassessable shares of the Corporation's common stock, par value $0.01 per share (the "Common Stock"). In any case in which the reclassification of shares of Pre-Split Common Stock into shares of Common Stock would otherwise result in any stockholder holding a fractional share, the Corporation shall, in lieu of issuing any such fractional share, issue such stockholder one additional share. The reclassification of the Pre-Split Common Stock into Common Stock will be deemed to occur at the Effective Time, regardless of when the certificates previously presenting such shares of Pre-Split Common Stock are physically surrendered to the Corporation in exchange for certificates representing shares of Common Stock. After the Effective Time, certificates previously representing shares of Pre-Split Common Stock will, until such shares are surrendered to the Corporation in exchange for certificates representing shares of Common Stock, represent the number and class of shares of Common Stock into which such shares of Pre-Split Common Stock shall have been reclassified pursuant to the Second Amended and Restated Certificate of Incorporation. (1) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 46,000,001, consisting of (1) 40,000,000 shares of Common Stock, (2) 1,000,001 shares of preferred stock, par value $0.01 per share ("Preferred Stock") and (3) 5,000,000 shares of series common stock, par value $0.01 per share ("Series Common Stock"). The number of authorized shares of any of the Preferred Stock, the Common Stock or the Series Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Preferred Stock, the Common Stock or the Series Common Stock voting separately as a class shall be required therefor.

        (2)   The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, and the voting powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The voting powers, if any, preferences and relative, participating, optional and other special rights, if any, of each series of Preferred Stock, and any qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

        (3)   The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Series Common Stock, for series of Series Common Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Series Common Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

        (4)   (a) Except as otherwise provided in this Article Fourth, Section (4)(a), and Article Ninth, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") (including any certificate of designations relating to any series of Preferred Stock or Series Common Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock or Series Common Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon in accordance with this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock or Series Common Stock) or in accordance with the DGCL.

          (b)   Except as otherwise required by law, holders of a series of Preferred Stock or Series Common Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designations relating to such series).

          (c)   Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or Series Common Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

          (d)   Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or Series Common Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of the Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

        (5)   The designations, rights, preferences, powers, restrictions and limitations of the Series A Preferred Stock of the Corporation, par value $0.01 per share (the "Series A Preferred Stock"), as determined by the Board and as set forth in the Certificate of Designations of Series A Preferred Stock of the Corporation, which was filed with the Secretary of State of the State of Delaware on January 15, 2003, is as follows:

          (a)   The number of shares constituting the Series A Preferred Stock is one (the single share, the "Series A Preferred Share"). The Series A Preferred Share has a stated value of $100 and a liquidation preference of $100 (the "Series A Liquidation Preference"), as described herein. The number of authorized shares of the Series A Preferred Stock may not be increased or reduced without the affirmative vote or written consent of the holder of the Series A Preferred Share, voting separately as a class.

          (b)   No dividends are payable in respect of the Series A Preferred Stock.

          (c)   (i) The Series A Preferred Share is redeemable by the Corporation at its option, for an amount equal to the Series A Liquidation Preference, only upon or following the occurrence of any one of the following (each, a "Series A Redemption Event"):

            (A)  the sale, transfer, assignment, pledge, option or other disposition of the Series A Preferred Share or any of the beneficial or voting interest therein (other than a voting interest that does not constitute an Encumbrance (as defined below)), including any security derivative of such interest, by NWA, Inc. ("NWA") or its successors to any other Person, other than to (y) an Affiliate (as defined below) of NWA or (z) a successor in interest to Northwest Airlines, Inc. ("Northwest Airlines") that owns directly or indirectly at least a majority (based on fair market value) of the Airline Assets owned by Northwest Airlines; and

            (B)  the later of (y) the termination or expiration of the Airline Services Agreement, dated January 14, 2003, but made effective as of January 1, 2003, among the Corporation, Pinnacle Airlines, Inc. ("Pinnacle Airlines") and Northwest Airlines (the "Airline Services Agreement"), as amended from time to time, other than as a result of a breach or wrongful termination thereof by the Corporation, Pinnacle Airlines or any of their successors thereunder, and, following such expiration or termination, the failure of the parties to enter into a substantially similar arrangement immediately thereafter, or (z) if Northwest Airlines continues to lease aircraft to the Corporation after the termination or expiration of the Airline Services Agreement, upon the termination or expiration of all such leases.

               (ii)  Notice of redemption of the Series A Preferred Stock must be sent by or on behalf of the Corporation or an Affiliate of the Corporation, by first class mail, postage prepaid, to the holder of the Series A Preferred Share at its address as it appears on the records of the Corporation, (A) notifying the holder of the Series A Preferred Share of the redemption of the Series A Preferred Share and (B) stating the place at which the certificate evidencing the Series A Preferred Share will be surrendered. The Corporation will act as the transfer agent for the Series A Preferred Stock.

              (iii)  From and after the notice of redemption having been duly given, and the redemption price having been paid or irrevocably set aside for payment, the Series A Preferred Share will no longer be, or be deemed to be, outstanding for any purpose, and all rights, preference and powers (including voting rights and powers) of the holder of the Series A Preferred Share will automatically cease and terminate, except the right of the holder of the Series A Preferred Share, upon surrender of the certificate for the Series A Preferred Share, to receive the redemption price.

          (d)   Neither the Series A Preferred Share nor its holder (in respect of the Series A Preferred Share) will have any voting rights or powers either general or special, except:

                (i)  As required by law;

               (ii)  Without regard to whether a stockholder vote would be required under the DGCL, the affirmative vote or written consent of the holder of the Series A Preferred Share, voting separately as a class, given in person or by proxy or by written consent, is necessary for authorizing, approving, effecting or validating:

            (A)  the amendment, alteration or repeal of any of the provisions of this Certificate of Incorporation or any certificate amendatory hereto or supplemental hereto, whether by merger, consolidation or otherwise, that would adversely affect the powers, designations, preferences and relative, participating or other rights of the Series A Preferred Share;

            (B)  any amendment, alteration or repeal of, or the adoption of any provision inconsistent with, any of the provisions of Articles Fifth, Eleventh and Thirteenth of this Certificate of Incorporation, whether by merger, consolidation or otherwise;

            (C)  a reorganization, merger, consolidation, share exchange, recapitalization or similar transaction relating to a Pinnacle Airlines Affected Company or a tender or exchange offer initiated by a Pinnacle Airlines Affected Company (for purposes of this Article Fourth, each, a "Business Combination"); other than (y) a Business Combination in which a Subsidiary of Pinnacle Airlines transfers all or part of its assets into Pinnacle Airlines or another wholly owned Subsidiary of Pinnacle Airlines and (z) a merger with an Affiliate that has no significant assets or liabilities and was formed solely for the purpose of changing the jurisdiction of organization of that Person to another State of the United States or the form of organization of that Person;

            (D)  the sale or other disposition of any capital stock of Pinnacle Airlines or all or substantially all of the assets of any Pinnacle Airlines Affected Company, in a single transaction or a series of related transactions;

            (E)  the direct or indirect acquisition, whether in a single transaction or a series of related transactions, by a Pinnacle Airlines Affected Company of Airline Assets and associated employees, which Airline Assets on a stand alone basis would have pro forma annual passenger revenues for the four most recently completed fiscal quarters for which financial statements can be reasonably prepared in excess of the Revenue Threshold;

            (F)  any agreement pursuant to which (y) a majority of the directors of a Pinnacle Airlines Affected Company do not consist of the current directors as of January 15, 2003 and individuals nominated or elected by a majority of the board of directors of the Pinnacle Airlines Affected Company or (z) a Major Carrier or an Affiliate thereof is entitled to designate or has designated more than one director or nominee that will be part of the "slate" presented to stockholders with respect to the board of directors of a Pinnacle Airlines Affected Company;

            (G)  an increase in the number of directors of the Board; or

            (H)  the execution by a Pinnacle Airlines Affected Company of bona fide definitive agreements, the consummation of the transactions contemplated by which would result in a transaction described in the immediately preceding clauses (A), (B), (C), (D), (E), (F) or (G).

              (iii)  The right, voting separately as a class, given in person or by proxy or by written consent:

            (A)  to elect two directors (each, a "Northwest-Designated Director"), each to hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office (which directors shall be in addition to directors elected to the Board by the holders of the Corporation's Common Stock and by any other series of Preferred Stock or Series Common Stock of the Corporation that may be issued from time to time) to the Board at any meeting of stockholders of the Corporation at which directors are to be elected to the Board; and

            (B)  to remove any Northwest-Designated Director, with or without cause, at any time and elect a Northwest-Designated Director at any time there is a vacancy in Northwest-Designated Directors.

            (e)   Upon the dissolution, liquidation or winding up of the Corporation, the holder of the Series A Preferred Share is entitled to receive and to be paid out of the assets of the

    Corporation available for distribution to its stockholders, before any payment or distribution is made on the Common Stock of the Corporation or on any other class of stock ranking junior to the Series A Preferred Stock upon liquidation, the amount of $100, and no more.

                (i)  Neither the sale of all or substantially all of the assets or capital stock of the Corporation, nor the merger or consolidation of the Corporation with or into any other corporation or the merger of any other corporation with the Corporation, will be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this subsection (e).

               (ii)  After the payment to the holder of the Series A Preferred Share of the full preferential amount provided for in this subsection (e), the holder of the Series A Preferred Share as such will have no right or claim to any of the remaining assets of the Corporation.

            (f)    For purposes of this Section (5) of Article Fourth, any stock of any class or classes of the Corporation, other than the Common Stock or the Series Common Stock of the Corporation (as the same may be reclassified, changed or amended from time to time), will be deemed to rank prior to the Series A Preferred Share upon liquidation, dissolution or winding up.

            (g)   Except as required by law and except as provided in this Certificate of Incorporation, neither the Series A Preferred Stock nor the holder of the Series A Preferred Share, in respect of the Series A Preferred Share, will be entitled to any rights, powers or preferences other than those set forth in this Section (5) to Article Fourth.

            (h)   Capitalized terms not otherwise defined in this Section (5) of Article Fourth shall have the following meanings for the purpose of this Section (5) of Article Fourth only:

              "Affiliate" means, as applied to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise. After an initial public offering of the Corporation's stock, the Corporation and Pinnacle Airlines will not be deemed to be Affiliates of NWA or any of its Affiliates.

              "Airline Assets" means those assets used, as of the date of determination, in the relevant Person's operation as an air carrier.

              "Beneficial Ownership" has the meaning given such term in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, and "Beneficially Owned" has a correlative meaning.

              "Capital Stock" of any Person means any and all shares, interests, rights to purchase, options, warrants, participation or other equivalents of or interests in (however designated) the equity of such Person, including any preferred stock.

              "Encumbrance" means the direct or indirect grant by NWA or its successor to any other Person of the sole or shared power or right to vote or consent, or direct the voting or consenting of, the Series A Preferred Share in any respect, whether by proxy, voting agreement, arrangement, or understanding (written or otherwise) voting trust, or otherwise (other than a revocable proxy granted to any director, officer or employee of NWA or the Corporation, or any counsel for NWA), or by joining a partnership, limited partnership, syndicate or other voting group or otherwise acting in concert with another Person (other than a revocable proxy referred to above) for the purpose or with the effect of voting or directing the vote of the Series A Preferred Share.

              "Holding Company" means, as applied to a Person, any other Person of whom such Person is, directly or indirectly, a Subsidiary.

              "Major Carrier" means an air carrier (other than Pinnacle Airlines and its successors and any Subsidiary thereof or Northwest and its successors and any Subsidiary thereof), the annual passenger revenues of which (including its Subsidiaries' predecessor entities) for the most recently completed fiscal year for which audited financial statements are available are in excess of the Revenue Threshold (as defined below) as of the date of determination (or the U.S. dollar equivalent thereof).

              "Person" means an individual, partnership, corporation, business trust, joint stock company, limited liability company, unincorporated association, joint venture or other entity of whatever nature.

              "Pinnacle Airlines Affected Company" means (a) Pinnacle Airlines, (b) any Holding Company of Pinnacle Airlines, or (c) any Subsidiary of Pinnacle Airlines or of any Holding Company of Pinnacle Airlines, that in any such case owns, directly or indirectly, all or substantially all of the Airline Assets of Pinnacle Airlines, such Holding Companies of Pinnacle Airlines and such Subsidiaries, taken as a whole. For the purposes of this definition, any references to Pinnacle Airlines include any successor Person.

              "Revenue Threshold" means five hundred million dollars ($500,000,000), as such amount may be increased based on the amount by which, for any date of determination, the most recently published Consumer Price Index for all-urban consumers published by the Department of Labor (the "CPI") has increased to such date above the CPI for calendar year 2001. For purposes hereof, the CPI for calendar year 2001 is the monthly average of the CPI for the 12 months ending on December 31, 2001.

              "Series Common Stock" shall have the meaning set forth in the first paragraph of this Article Fourth.

              "Subsidiary" of any Person means any corporation, association, partnership, joint venture, limited liability company or other business entity of which more than 40% of the total Voting Power thereof or the Capital Stock thereof is at the time Beneficially Owned or controlled, directly or indirectly by (1) such Person, (2) such Person and one or more Subsidiaries of such Person, or (3) one or more Subsidiaries of such Person.

              "Voting Power" means, as of the date of determination, the voting power in the general election of directors, managers or trustees, as applicable.

        FIFTH:    (1) The corporation expressly elects not to be governed by DGCL Section 203.

        (2)   Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation's Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with any interested stockholder (as defined below) for a period of three years following the time such stockholder became an interested stockholder, unless:

          (a)   prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

          (b)   upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

        (3)   at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        For purposes of this Article Fifth, references to:

          "affiliate" means a person that directly, or indirectly through one of more intermediaries, controls, or is controlled by, or is under common control with, another person.

          "business combination" when used in reference to the Corporation and any interested stockholder of the Corporation, means:

            (i)  any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (A) with or into the interested stockholder, or (B) with or into any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (a) of this section is not applicable to the surviving entity;

           (ii)  any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

          (iii)  any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such, (B) pursuant to a merger under Section 251(g) of this title; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such, (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock, or (E) any issuance or transfer of stock by the Corporation, provided however, that in no case under (C)-(E) above shall there be an increase in the interested stockholder's proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation;

          (iv)  any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares to stock not caused, directly or indirectly, by the interested stockholder; or

           (v)  any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subparagraphs (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

          "control" including the term "controlling," "controlled by" and "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% of more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

          "interested stockholder" mean any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but "interested stockholder" shall not include (x) Northwest Airlines Corporation, NWA Inc., Northwest Airlines, Inc. or any of their respective affiliates and successors; or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of "voting stock" but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          "voting stock" means stock of any class or series entitled to vote generally in the election of directors.

        SIXTH:    (1) The Bylaws of the Corporation may be adopted, altered, amended or repealed (i) by the affirmative vote of the shares representing a majority of the votes entitled to be cast by the voting stock; provided, however, that any proposed alteration, amendment or repeal of, or the adoption of any Bylaw inconsistent with, Section 2, 3, 10 or 11 of Article I of the Bylaws or Section 1, 2 or 4 of Article II of the Bylaws or Section 1 or 3 of Article III of the Bylaws (in each case, as in effect on the date hereof), or the alteration, amendment or the repeal of, or the adoption of any provision inconsistent with this sentence, by the stockholders shall require the affirmative vote of shares representing not less than 80% of the votes entitled to be cast by the voting stock if at the time the Corporation's Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act; and provided further, however, that in the case of any such stockholder action at a special meeting of stockholders, notice of the proposed alteration, amendment, repeal or adoption of the new Bylaw or Bylaws must be contained in the notice of such special meeting, or (ii) by action of the Board of Directors of the Corporation except as otherwise specified in Section 1 of Article XI of the Bylaws.

        (2)   In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

        SEVENTH:    To the fullest extent permitted by the laws of the State of Delaware:

        (1)   The Corporation shall indemnify any person (and such person's heirs, executors or administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (brought in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another Corporation, partnership, joint venture, trust, limited liability company or other enterprise, for and against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the board of directors of the Corporation. The Corporation may indemnify any person (and such person's heirs, executors or administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (brought in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another Corporation, partnership, joint venture, trust, limited liability company or other enterprise, for and against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals.

        (2)   The Corporation shall promptly pay expenses incurred by any person described in the first sentence of Section (1) of this Article Seventh in defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including appeals, upon presentation of appropriate documentation.

        (3)   The Corporation may purchase and maintain insurance on behalf of any person described in Section (1) of this Article Seventh against any liability asserted against such person, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of Section (1) of this Article Seventh or otherwise.

        (4)   The provisions of Section (1) of this Article Seventh shall be applicable to all actions, claims, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of Section (1) of this Article Seventh shall be deemed to be a contract between the Corporation and each director or officer who serves in such capacity at any time while Section (1) of this Article Seventh and the relevant provisions of the laws of the State of Delaware and other applicable law, if any, are in effect, and any repeal or modification hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of Section (1) of this Article Seventh shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in Section (1) of this Article Seventh shall neither be exclusive of, nor be deemed in limitation of, any rights to which an officer, director, employee or agent may otherwise be entitled or permitted by contract, this Certificate of Incorporation, vote of stockholders or directors or otherwise, or as a matter of law, both as to actions in such person's official capacity and actions in any other capacity while holding such office, it being the policy of the Corporation that indemnification of any person whom the Corporation is obligated to indemnify pursuant to Section (1) of this Article Seventh shall be made to the fullest extent permitted by law.

        (5)   For purposes of this Article Seventh, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

        (6)   A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

        EIGHTH:    (1) The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of no fewer than three directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the Board of Directors, subject to Article Eighth, Section (2). The Board of Directors shall be elected annually by the stockholders of the Corporation subject to the provisions of this Article Eighth; provided, however that at such time as the Corporation's Common Stock is registered under Section 12(b) or Section 12(g) of the Exchange Act, the directors (other than those directors whose election occurs on an annual basis as described in Article Eighth, Section (2)) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors (without regard to those directors whose election occurs on an annual basis as described in Article Eighth, Section (2)). At the first annual meeting of stockholders to occur after registration of the Corporation's Common Stock under Section 12(b) or 12(g) of the Exchange Act, Class I directors shall be originally elected for a term expiring at the next succeeding annual meeting of stockholders, Class II directors shall be originally elected for a term expiring at the second succeeding annual meeting of stockholders, and Class III directors shall be originally elected for a term expiring at the third succeeding annual meeting of stockholders. At each succeeding annual meeting of stockholders following the first annual meeting of stockholders to occur after registration of the Corporation's Common Stock under the Exchange Act, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting thereafter. If the number of directors constituting the entire Board of Directors (without regard to those directors whose election occurs on an annual basis as described in Article Eighth, Section (2)) is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any newly created directorship on the Board of Directors (other than directorships, the election of which is vested in one or more series of Preferred Stock of Series Common Stock as contemplated by Article Eighth, Section (2)) that results from an increase in the number of directors and any vacancy occurring in the Board of Directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. If any applicable provision of the DGCL expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such meeting only by the affirmative vote of at least 80% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors voting as a single class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Directors (other than those directors whose election occurs on an annual basis as described in Article Eighth, Section (2)) may be removed only for cause, and only by the affirmative vote of at least 80% in voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting as a single class.

        (2)   Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock or Series Common Stock issued by the Corporation have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders or otherwise, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock or Series Common Stock) applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article Eighth unless expressly provided by such terms.

        NINTH:    (1) Notwithstanding anything to the contrary contained in this Certificate of Incorporation, at no time shall shares of capital stock of the Corporation be voted by, or at the direction of, Persons ("Non-U.S. Citizens") who are not "citizens of the United States" as defined in 49 U.S.C. 40102(a)(15), as now in effect or as it may hereafter from time to time be amended, unless such shares are registered on the separate stock record maintained by the Corporation for the registration of ownership of voting stock, as defined in the Bylaws, by Non-U.S. Citizens.

        (2)   (a) The Bylaws of the Corporation may contain provisions to implement the requirements of this Article Ninth.

          (b)   All shares of Common Stock or any other voting stock of the Corporation are subject to the restrictions set forth in this Article Ninth.

          (c)   A majority of the directors of the Corporation shall have the exclusive power to determine all matters necessary to determine compliance with this Article Ninth; and the good faith determination of a majority of the directors on such matters shall be conclusive and binding for the purposes of this Article Ninth.

        TENTH:    Any action required or permitted to be taken by the holders of the Common Stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders (except with respect to a particular series of Preferred Stock or Series Common Stock, as otherwise provided in this Certificate of Incorporation or in the certificate of designations establishing such series). Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock or Series Common Stock, special meetings of stockholders of the Corporation may be called only by the Chief Executive Officer of the Corporation or by the Board of Directors pursuant to a resolution approved by the Board of Directors.

        ELEVENTH:    If Northwest Airlines Corporation or any of its Affiliates (any of which, or collectively, "Northwest") or any director of officer of the Corporation who is a director, officer or employee of Northwest acquires knowledge of a potential transaction or matter which may be an investment or business opportunity or prospective economic or competitive advantage in which the Corporation could have an interest or expectancy ("Competitive Opportunity") or otherwise is then exploiting any Competitive Opportunity, the Corporation will have no interest in, and no expectation that, such Competitive Opportunity be offered to it, any such interest or expectation being hereby renounced so that Northwest and such individuals shall (i) have no duty to communicate or present such Competitive Opportunity to the Corporation and (ii) have the right to hold any such Competitive Opportunity for Northwest's (and its officers', directors', agents', stockholders', members', partners', Affiliates', or Subsidiaries') own account and benefit; or to recommend, assign or otherwise transfer or deal in such Competitive Opportunity to Persons other than the Corporation or any Affiliate of the Corporation.

        TWELFTH:    Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% in voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Article Sixth, Article Seventh, Article Ninth, Article Eleventh or this Article Twelfth or to adopt any provision inconsistent therewith.

        THIRTEENTH:    As permitted in the DGCL, the approval of the holder of the share of Series A Preferred Stock (the "Special Stock") (which Special Stock is authorized under the Certificate of Designations of Series A Preferred Stock of Pinnacle Airlines Corp. being filed immediately following the filing of this Certificate of Incorporation), given in writing, shall, until such time as the Special Stock becomes redeemable in accordance with its terms (or the earlier repurchase of the Special Stock by the Corporation), be necessary to authorize, approve, effect or validate any stockholder rights plan of the Corporation or the redemption of any rights issued thereunder.

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QuickLinks

  Exhibit 3.1.1
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION of PINNACLE AIRLINES CORP.
  EXHIBIT A
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION of PINNACLE AIRLINES CORP.